Exhibit 16.1

TOURVILLE, SIMPSON & CASKEY, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS
POST OFFICE BOX 1769
COLUMBIA, SOUTH CAROLINA 29202

TELEPHONE (803) 252-3000
FAX (803) 252-2226

WILLIAM E. TOURVILLE, CPA	MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CDP	PRIVATE COMPANIES
R. JASON CASKEY, CPA	PRACTICE SECTIONS

TIMOTHY R. ALFORD, CPA
W. CLAYTON HESLOP, CPA
TIMOTHY S. VOGEL, CPA

January 2, 2003

Audit Committee
Community Capital Corporation
1402C Highway 72 West
Greenwood, South Carolina 29649

Dear Members:

As of the date of this letter, we hereby resign as auditors for Community Capital Corporation.

We have read Item 4 of the Form 8-K of Community Capital Corporation to be dated January 7, 2003 and to be filed with the Securities and Exchange Commission and agree with statements concerning our firm contained therein.

Very Truly Yours,

/s/    TOURVILLE, SIMSPON & CASKEY, L.L.P.

Tourville, Simpson and Caskey, LLP